[LETTERHEAD OF SIMPSON THACHER & BARTLETT]             DRAFT



                                       February 24, 1994



RJR Nabisco Holdings Corp.
1301 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration

Statement on Form S-3 (the "Registration Statement"), of RJR Nabisco Holdings

Corp., a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 345,000,000 shares of the Company's

Depositary Shares (the "Depositary Shares"), each representing one-tenth  of a share of Series C Conversion Preferred Stock, par value $.01 per share (the

"Preferred Stock").  Each share of Preferred Stock has a liquidation preference in excess of the par value thereof.

         You have requested our opinion under the Delaware General Corporation

Law (the "GCL") whether prior to a liquidation, dissolution or winding up of the Company, (i) there will exist any restriction upon the surplus of the

Company available for the payment of dividends on stock of the Company solely by reason of the fact that the liquidation preference of the Preferred Stock

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will exceed the par value of such shares, and (ii) any remedy would be available to holders of the Preferred Stock before or after payment of any dividend solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the Company to an amount less than the amount of such excess.

         We have examined and have relied upon the Amended and Restated

Certificate of Incorporation of the Company, as amended, and the form of

Certificate of Designation for the Preferred Stock of the Company, each to be filed with the Commission as an exhibit to the Registration Statement (the

"Certificate of Designation").  In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements,

documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we deemed relevant and necessary as a basis for the opinions hereinafter set forth.  We have assumed that the Certificate of Designation will not be altered or amended in any respect material to our opinion as stated herein.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

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RJR Nabisco Holdings Corp.            -3-                      February 24, 1994



         Section 170 of the GCL authorizes a Delaware corporation to pay dividends out of its surplus.  Surplus is defined by Section 154 of the GCL as the amount by which the net assets of a corporation exceed its capital.  Both net assets, as defined in Section 154, and capital, as defined in and determined in accordance with Sections 154 and 244 of the GCL, are determined without reference to the amount of any liquidation preference of any class of the corporation's stock.  Accordingly, the authorization in Section 170 of the

GCL for payment of dividends out of surplus is not in any way limited or restricted solely by reason of the fact that a series or class of stock of a corporation, such as the Preferred Stock, has a liquidation preference in excess of the par value of such stock.

         We are aware of no controlling decision of any court of the State of

Delaware that addresses the question presented for our consideration, but we believe that such courts would adopt the reasoning set forth herein should the question be litigated.  We note in addition that our opinion as stated herein is supported by the discussion of the Court in Baily et al. v. Tubize Rayon
                                               ----------------------------

Corporation, 56 F. Supp. 418, 423 (D. Del. 1944) (applying Delaware law).
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         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby advise you that in our opinion, prior to a liquidation, dissolution or winding up of the Company, (1) there will be no restriction upon the surplus of the Company available for the payment of dividends on stock of the Company solely by reason of the fact that the liquidation preference of the Preferred Stock exceeds the par value of such stock; and (2) no remedy would be available to holders of the Preferred Stock

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RJR Nabisco Holdings Corp.            -4-                      February 24, 1994



either before or after payment of any dividend solely by reason of the fact that payment of such dividend would reduce or reduces the surplus of the

Company to an amount less than the difference between the liquidation preference of the Preferred Stock and the par value of such stock.

         We wish to advise you that the section of the Prospectus included as part of the Registration Statement entitled "Federal Income Tax Considerations"

accurately reflects our opinion concerning those matters therein set forth as to which an opinion is specifically attributed to us.

         We are members of the Bar of the State of New York and we express no opinion herein other than with respect to the GCL.

         We hereby consent to the use of this opinion as an exhibit to the

Registration Statement and to the reference to this firm under the caption

"Legal Matters" in the Registration Statement.

                                 Very truly yours,



                                 SIMPSON THACHER & BARTLETT